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                              THIRD QUARTER REPORT

                               SEPTEMBER 30, 1995




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FINANCIAL HIGHLIGHTS
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

                                            3RD QUARTER            NINE MONTHS
     (UNAUDITED; IN THOUSANDS           --------------------   ------------------
       EXCEPT PER SHARE DATA)             1995        1994       1995       1994
                                        --------    --------   --------    ------
FOR THE PERIOD:
   Net income.........................  $  2,023    $  2,752    $10,085    $1,398
   Return on average equity...........      11.5%       17.5%      19.6%      2.8%
   Return on average assets...........      1.01        1.58       1.66      0.27
PER SHARE:
   Net income -- fully diluted........  $   0.46    $   0.61    $  2.28    $ 0.31
   Dividends..........................      0.29        0.27       0.87      0.81
   Book value.........................     17.85       15.99
AT SEPTEMBER 30:
   Total assets.......................  $805,809    $690,980
   Loans..............................   304,093     248,481
   Deposits...........................   697,060     601,372
   Stockholders' equity...............    78,387      70,340


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LETTER TO SHAREHOLDERS
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Dear Shareholder:

   Pinnacle reported net income for the third quarter of 1995 of $2,023,000, or $0.46 per share, compared to net income of $2,752,000, or $0.61 per share earned in the third quarter of 1994, a decline of 25%. For the first nine months of 1995, net income totalled $10,085,000, or $2.28 per share, compared to net income of $1,398,000, or $0.31 per share, for the first nine months of 1994.
The return on average equity for the first six months of 1995 was 19.6% and the return on average assets amounted to 1.66%. Total assets were $805,809,000 at September 30, 1995, or 17% higher than the same date of the previous year. Equity capital amounted to $78,387,000, up 11% from the prior year.

   The decline in earnings for the third quarter of 1995 as compared to the same period one year earlier resulted from an 8% decrease in net interest income. A high volume of short term U. S. Government securities coupled with the increasing costs of deposits, which were repricing at higher rates than matured time deposits, resulted in a significant decline in Pinnacle's net interest margin to 3.72% for the third quarter of 1995. With the relative flatness of the yield curve, Pinnacle's term securities portfolio, which comprises 45% of total assets, had an average remaining maturity of six months as of quarter end.

   Other operating income was up 24% in the third quarter. Other operating expenses increased 8%. The higher levels in both categories were primarily the effect of the acquisition of Acorn Financial Corp which was closed in the first quarter of 1995. Other operating expenses in the third quarter were reduced by approximately $364,000 as a result of the FDIC insurance premium rebate.

   The increase in earnings for the first nine months of 1995 compared with the same period of 1994 was primarily attributable to net securities gains recorded in 1995 versus net securities losses booked in 1994. Net interest income was up 11% as a result of a 13% increase in earning assets resulting from the Acorn acquisition. Other operating income increased 30% while other operating expense was up 18%.

   Non-performing assets totalled $9,161,000 at September 30, 1995. While the amount of non-performing assets represented a significant increase from year-end 1994, approximately two-thirds of the rise resulted from the Acorn acquisition. Total loans were 22% higher at September 30, 1995 compared with year-end 1994. Pinnacle's reserve for loan losses totalled $6,522,000, or 2.14% of total loans at quarter end. Non-performing assets were 2.99% of total loans and other real estate owned and 1.14% of total assets at September 30, 1995.

   At the Board of Directors' meeting on October 17, 1995, the Board declared a dividend of $0.29 per share payable on November 9 to shareholders of record as of October 30.

                                         Sincerely,

                                         /s/ John J. Gleason
                                         ----------------------
                                         John J. Gleason
                                         Chairman

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CONSOLIDATED BALANCE SHEETS
PINNACLE BANC GROUP, INC. AND SUBSIDIARIES
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

        (UNAUDITED; IN THOUSANDS            SEPT. 30     DEC. 31      SEPT. 30
           EXCEPT SHARE DATA)                 1995         1994         1994
                                            --------     --------     --------
ASSETS:
   Cash and due from banks................. $ 20,709     $ 20,265     $ 18,139
   Federal funds sold......................    7,000          -0-          450
   Interest-bearing deposits...............    3,191        2,815        1,053
   Securities -- Available for sale........  429,457      386,500      394,237
   Loans...................................  304,093      248,404      248,481
   Less:  Allowance for loan losses........   (6,522)      (4,228)      (4,339)
                                            --------     --------     --------
         NET LOANS.........................  297,571      244,176      244,142
   Premises and equipment..................   16,115        9,715        9,798
   Goodwill and other intangibles..........   19,649        7,965        8,385
   Other assets............................   12,117       13,456       14,776
                                            --------     --------     --------
          TOTAL............................ $805,809     $684,892     $690,980
                                            --------     --------     --------
                                            --------     --------     --------
LIABILITIES:
   Demand deposits:
      Noninterest-bearing.................. $ 89,808     $ 73,922     $ 70,910
      Interest-bearing.....................   82,385       74,699       73,901
   Savings deposits........................  263,640      251,469      263,282
   Other time deposits.....................  261,227      199,789      193,279
                                            --------     --------     --------
         TOTAL DEPOSITS....................  697,060      599,879      601,372
   Short term borrowings...................      -0-        4,800        9,000
   Notes payable...........................   22,400        5,400        5,100
   Other liabilities.......................    7,962        5,977        5,168
                                            --------     --------     --------
         TOTAL LIABILITIES.................  727,422      616,056      620,640
                                            --------     --------     --------
STOCKHOLDERS' EQUITY:
   Common stock, $4.69 par value              20,586       20,653       20,624
      20,000,000 shares authorized;
      shares issued and outstanding:
         9/30/95:  4,391,724
        12/31/94:  4,406,046
         9/30/94:  4,399,819
   Additional paid-in capital..............   17,873       17,551      17,432
   Retained earnings.......................   32,855       27,584      27,999
   Unrealized gains (losses) in securities
      available-for-sale...................    7,073        3,048       4,285
                                            --------     --------     --------
         TOTAL STOCKHOLDERS' EQUITY........   78,387       68,836      70,340
                                            --------     --------     --------
         TOTAL............................. $805,809     $684,892    $690,980
                                            --------     --------     --------
                                            --------     --------     --------

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CONSOLIDATED STATEMENTS OF INCOME
PINNACLE BANC GROUP, INC. AND SUBSIDIARIES
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
                                                      FOR THE THREE MONTHS      FOR THE NINE MONTHS
        (UNAUDITED; IN THOUSANDS                      ENDED SEPTEMBER 30        ENDED SEPTEMBER 30
         EXCEPT PER SHARE DATA)                       ---------------------     --------------------
                                                        1995         1994         1995        1994
                                                       -------     -------      -------      -------
INTEREST INCOME:
   Loans.............................................  $ 6,510     $ 5,207      $19,796      $15,161
   Securities........................................    6,245       6,106       19,811       16,156
   Interest-bearing deposits and Federal funds sold..      217          15          752           39
                                                       -------     -------      -------      -------
      INTEREST INCOME................................   12,972      11,328       40,359       31,356
INTEREST EXPENSE:
   Deposits..........................................    6,074       4,009       17,539       11,593
   Short term borrowings.............................        1         146           38          400
   Notes payable.....................................      400          87        1,528          182
                                                       -------     -------      -------      -------
      INTEREST EXPENSE...............................    6,475       4,242       19,105       12,175
                                                       -------     -------      -------      -------
NET INTEREST INCOME..................................    6,497       7,086       21,254       19,181
   Provision for loan losses.........................       75         300          225          900
                                                       -------     -------      -------      -------
       NET INTEREST INCOME AFTER PROVISION FOR LOAN
         LOSSES......................................    6,422       6,786       21,029       18,281
OTHER INCOME:
   Banking services and other........................    1,141         916        3,691        2,720
   Trust services....................................      545         450        1,569        1,316
   Net securities gains (losses).....................      183        (126)       4,448       (6,608)
                                                       -------     -------      -------      -------
      OTHER INCOME...................................    1,869       1,240        9,708       (2,572)
OTHER EXPENSE:
   Employee compensation and benefits................    2,945       2,348        8,849        7,011
   Occupancy.........................................      632         454        2,274        1,411
   Other expenses....................................    1,962       2,347        7,091        7,035
                                                       -------     -------      -------      -------
      OTHER EXPENSE..................................    5,539       5,149       18,214       15,457
INCOME BEFORE INCOME TAXES...........................    2,752       2,877       12,523          252
   Provision for income taxes........................      729         125        2,438       (1,146)
                                                       -------     -------      -------      -------
         NET INCOME..................................  $ 2,023     $ 2,752      $10,085      $ 1,398
                                                       -------     -------      -------      -------
                                                       -------     -------      -------      -------
WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING:
   Primary...........................................    4,410       4,426        4,425        4,472
   Fully diluted.....................................    4,410       4,426        4,426        4,472
EARNINGS PER SHARE:
   Primary...........................................  $  0.46     $  0.61      $  2.28      $  0.31
   Fully diluted.....................................     0.46        0.61         2.28         0.31

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                             CORPORATE INFORMATION

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                             CORPORATE HEADQUARTERS

                            2215 York Road, Suite 208
                            Oak Brook, Illinois 60521
                                 (708) 574-3550


                                SUBSIDIARY BANKS

                                  Pinnacle Bank
                        CICERO, BERWYN, NORTH RIVERSIDE,
                             LAGRANGE PARK, HARVEY,
                               OAK PARK, WESTMONT

                        Pinnacle Bank of the Quad-Cities
                            SILVIS, GREEN ROCK-COLONA

                              Batavia Savings Bank
                                 BATAVIA, ELBURN


                                  COMMON STOCK

                        Common stock is traded on NASDAQ
                          with the ticker symbol "PINN"
                               and listed with the
                              abbreviations "PinBG"
                                 and "PinclBns"


                             PRINCIPAL MARKET MAKERS

                             The Chicago Corporation
                          Barron Chase Securities, Inc.
                          Howe Barnes Investments, Inc.




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